UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 14, 2012
Date of Earliest Event Reported: August 14, 2012

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53619	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street Suite 250 Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code)
(866) 660-8156

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 14, 2012, Vertex Energy, Inc., a Nevada corporation (the “Company”), entered into a definitive unit purchase agreement (the “Purchase Agreement”) by and among the Company, Vertex Acquisition Sub, LLC, a Nevada limited liability company (“Target”), Vertex Holdings, L.P., a Texas limited partnership (“Holdings”), and B & S Cowart Family L.P., a Texas limited partnership (“B&S LP” and together with Holdings, the “Sellers”). Under the terms of the Purchase Agreement, the Company will purchase 100% of the outstanding equity interests of Target.

Holdings is in the business of transporting, storing, processing and re-refining petroleum products, crudes and used lubricants (the “Business”).  B&S LP owns certain real property that is used by Holdings and its subsidiaries in connection with the Business.

Holdings and B&S LP are related parties controlled by Benjamin P. Cowart, the Company’s Chief Executive Officer, Chairman of the Board and largest shareholder.  Mr. Cowart directly or indirectly owns a 77% interest in Holdings and a 100% interest in B&S LP.  Additionally, Chris Carlson, the Company’s Chief Financial Officer, owns a 10% interest in Holdings.  The Company has numerous relationships and transactions with Holdings and its subsidiaries, including the lease of a storage facility, subletting of office space, operating agreement for the Company's TCEP facility, transportation of feedstock to re-refiners and the Company’s storage facility and delivery from the Company’s re-refinery to end customers.  For more information on these relationships and transactions, please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on March 29, 2012.

Under the Purchase Agreement, (i) Holdings agreed to contribute all of its assets used in connection with the Business, including all of the equity interests in Cedar Marine Terminals, L.P., a Texas limited partnership (“Cedar Marine”), Crossroad Carriers, L.P., a Texas limited partnership (“Crossroad”), Vertex Recovery L.P., a Texas limited partnership (“Recovery”), and H&H Oil, L.P., a Texas limited partnership (“H&H Oil” and together with Cedar Marine, Crossroad and Recovery, the “Transferred Partnerships”), to Target (a special purpose entity formed for purposes of the transactions contemplated in the Purchase Agreement), and (ii) B&S LP agreed to contribute certain real property located in Baytown, Texas and Pflugerville, Texas used in connection with the Business to Target, in each case in exchange for the issuance of equity interests in Target and the assumption by Target of related liabilities in connection with the transferred assets (described in greater detail below).   Following the closing under the Purchase Agreement, the Company will own 100% of the outstanding equity interests of Target and will indirectly own 100% of the outstanding equity interests of the Transferred Partnerships.

The purchase price (the “Purchase Price”) for 100% of the equity interests in Target is payable by the Company as follows: (i) $14.8 million in cash and assumed debt; (ii) 4,545,455 restricted shares of the Company’s common stock; and (iii) $1.7 million for certain owned real property to be contributed by B&S LP to Target.  Additionally, for each of the three one-year periods following the closing date of the transaction, Holdings will be eligible to receive earn-out payments of $2.23 million, up to $6.7 million in the aggregate, contingent on the combined company achieving EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods.  The Purchase Price is also subject to a working capital adjustment.  $1.0 million of the cash portion of the Purchase Price will be held in escrow for 18 months from the anticipated closing date to secure the post-closing obligations of the Sellers under the Purchase Agreement.  The Purchase Agreement contains customary representations, warranties, covenants, indemnity provisions and closing conditions for transactions of similar nature and size, including the condition that the Company must secure acceptable financing to fund the acquisition and refinance the assumed debt.  The Company anticipates that it will close the transactions contemplated in the Purchase Agreement, along with the new bank credit facility, in September 2012.

The above description of the Purchase Agreement is not complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 7.01.  Regulation FD Disclosure.

On August 15, 2012, the Company issued a press release announcing the Company’s definitive agreement to purchase all of the outstanding equity interests of Vertex Acquisition Sub, LLC. A copy of the press release is attached as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 of this report (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Company with the Securities and  Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.   Financial Statements and Exhibits

(d)           Exhibits

Number	Description of Exhibits

2.1	Unit Purchase Agreement by and among Vertex Energy, Inc., Vertex Acquisition Sub, LLC, Vertex Holdings, L.P. and B & S Cowart Family L.P. dated as of August 14, 2012.
99.1	Press release, dated August 15, 2012, issued by Vertex Energy, Inc. (furnished pursuant to Item 7.01) announcing entry into a definitive unit purchase agreement to acquire Vertex Acquisition Sub, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX ENERGY, INC.

Date: August 14, 2012	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibits

2.1	Unit Purchase Agreement by and among Vertex Energy, Inc., Vertex Acquisition Sub, LLC, Vertex Holdings, L.P. and B & S Cowart Family L.P. dated as of August 14, 2012.
99.1	Press release, dated August 15, 2012, issued by Vertex Energy, Inc. (furnished pursuant to Item 7.01) announcing entry into a definitive unit purchase agreement to acquire Vertex Acquisition Sub, LLC